SUB-ITEM 77M
Mergers

Nuveen New York Dividend Advantage
Municipal Fund
811-09135


On June 8, 2015 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen New York Performance Plus Municipal Fund, Inc. and Nuveen
New York Dividend Advantage Municipal Fund 2 were transferred to the Nuveen New York Dividend Advantage Municipal Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on March 4, 2015, Accession No. 0001193125-15-076996, which materials are herein incorporated by reference.